EXHIBIT 99.1

Blacksands Petroleum Inc.
401 Bay Street, Suite 2700, PO Box 152
Toronto, Ontario Canada M5H 2Y4
Tel: +1 (416) 359 7805
Fax: +1 (416) 359 7801
E-mail: pparisotto@coniston.ca
Website:  www.blacksandspetroleum.com

NEWS RELEASE

BLACKSANDS ANNOUNCES THE AGREEMENTS BETWEEN ITS SUBSIDIARY,

ACCESS ENERGY, AND LA LOCHE RATIFIED

TORONTO, ONTARIO, February 17, 2009 – Blacksands Petroleum, Inc. (OTC Bulletin Board: BSPE) (the “Company”) wishes to announce that the Joint Venture Agreement and the Impact Benefit Agreement (the “Agreements”) its 75% owned subsidiary, Access Energy Inc. (“Access”) entered into with the La Loche Clearwater  Development Authority Inc. (“La Loche”)  on October 15, 2008 have been overwhelmingly approved by the local La Loche aboriginals in a community vote on February 14, 2009.

The Agreements provide land access rights to Access for purposes of exploration of petroleum, natural gas and crude bitumen and any metals, minerals or coal in the La Loche traditional lands. In exchange for granting Access the exclusive 20-year right to enter upon the La Loche traditional lands, Access has agreed to provide all financial and managerial resources to facilitate development, to involve the local aboriginal community, to pay an annual fee, and to provide royalties from production.

The Agreements cover approximately 3,000,000 hectares of La Loche traditional lands in north western Saskatchewan, Canada, north and west of the northern town of La Loche, Saskatchewan.

About Blacksands

Blacksands Petroleum, through its 75% ownership of Access Energy Inc. – a private Canadian company - is engaged in the business of exploring for, developing and operating unconventional oil and gas projects. Such projects may include oil produced from tar sands, also referred to as oil sands, or bituminous sands, which are a combination of clay, sand, water, and bitumen.

"Paul A. Parisotto"

President & CEO

For further information, please contact:

Paul A. Parisotto

President & CEO

416-359-7805

Cautionary Note Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the word “expect” and similar expressions identify forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements. The information related to the restatements in this press release remains subject to review and audit by Company's independent auditors and to completion of the audit of the Company's 2008 financial statements. Although the Company does not expect material changes to the information set forth in this release, the completion of this process could result in further adjustments and the actual impacts may be different from those currently anticipated as set forth in this press release. There can be no assurance that the amount of any further adjustments will not be material. Other risks and uncertainties disclosed in the Company’s 10-KSB for the year ended October 31, 2007, filed with the United States Securities and Exchange Commission, and other information released by the Company from time to time and filed with the appropriate regulatory agencies.